UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2005

FRANKLIN COVEY CO.

(Exact name of registrant as specified in its charter)

Utah	1-11107	87-0401551

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2099
(Address of principal executive offices including zip code)

(Registrant's telephone number, including area code) (801) 817-1776

(Former name or former address, if changed since last report) Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    Val J. Christensen, Executive Vice President, General Counsel and Secretary, terminated service as an executive officer on March 29, 2005.  Under the terms of the Separation Agreement, the Company will pay to Mr. Christensen the lump sum severance amount of $900,000, less applicable withholdings. Such amount represents the Company’s severance obligation to Mr. Christensen in the amount of $450,000, representing one year’s target cash compensation, and another $450,000, representing payment for a one year sabbatical leave to which Mr. Christensen was entitled, but did not take, as an executive officer who served the Company for approximately 17 years.  In addition, he will receive the cash performance bonus he would have been entitled to for our current fiscal year as if he had remained employed in his prior position and his performance objectives for the year were met, the amount of which we estimate at $150,000.  In addition, his options and restricted stock vested, we waived the requirement that options be exercised in 90 days and we will pay him $57,000 to offset income taxes resulting from the acceleration of restricted stock awards.

    Subsequent to entering into the Separation Agreement, on March 29, 2005, the Company and Mr. Christensen entered into a Legal Services Agreement effective as of such date (the “Legal Services Agreement”). Under the terms of the Legal Services Agreement, the Company will retain Mr. Christensen as independent legal counsel to provide services to the Company for 1,000 hours per year. This will allow us to continue to benefit from Mr. Christensen’s extensive institutional knowledge and experience gained from serving at the Company for approximately 17 years and representing the Company as outside counsel for several years prior to joining the Company, while allowing Mr. Christensen one-half of his time to pursue other interests apart from providing legal services. We will pay Mr. Christensen an annual retainer in the amount of $225,000, effectively allowing us to obtain the services of Mr. Christensen at the rate of $225 per hour for 1,000 hours annually, a rate which we believe to be below market for legal counsel with similar capacity and experience. In addition, the Company will pay Mr. Christensen $325 for every hour of legal services, if any, provided in excess of the initial 1,000 hours of legal services provided in any given year, payable following any month in which Mr. Christensen provides more than 83.3 hours of legal services.  Mr. Christensen will be an independent contractor and not entitled to company benefits for performing these services.

    The foregoing summaries of the separation and legal services agreements are subject to, and qualified in its entirety by, the full text of those documents filed herewith.  See Item 9.01 of this Report.

Item 1.02 Termination of a Material Definitive Agreement.

    The disclosure contained in Item 1.01 above is hereby incorporated into this Item 1.02 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    On March 29, 2005, Mr. Christensen terminated employment as our Executive Vice President, General Counsel and Secretary.  See Item 1.01 of this Report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Separation Agreement between the Company and Val J. Christensen, dated March 29, 2005.

99.2	Legal Services Agreement between the Company and Val J. Christensen, dated March 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

Date: April 4, 2005
	By:	/s/ ROBERT A. WHITMAN
	Name:	Robert A. Whitman
	Title:	Chief Executive Officer

EXHIBIT INDEX

99.1	Separation Agreement between the Company and Val J. Christensen, dated as of March 29, 2005.

99.2	Legal Services Agreement between the Company and Val J. Christensen, dated March 29, 2005.